EXHIBIT 10.7

                             TERMINATION AGREEMENT

     This agreement is entered into this 24th day of April, 1997 between Ezcony Interamerica Inc. and its subsidiaries ("Employer") and John A. Galea ("Employee"). In consideration of the mutual covenants set forth below, Employer and Employee agree as follows:

     1. Employee's rights and responsibilities as an employee, officer and director of Employer are terminated effective April 24, 1997, except that, through and until August 24, 1997, Employer shall continue to pay Employee's compensation at the rate of $125,000 per annum and provide Employee with substantially the same health, life, dental and disability insurance coverages that Employee received as of April 23, 1997.

     2. In the event Employee is elected a director of Ezcony Interamerica Inc. subsequent to April 24, 1997, he agrees to immediately resign as such.

     3. Within 40 days of the effective date of this Agreement, Employer shall pay Employee for an increase in base compensation, from $105,000 per annum to $125,000 per annum, retroactive to January 1, 1997 and through April 24, 1997.

     4. Employer shall pay Employee's COBRA premiums for continuation of Employee's group health coverage from August 24 through and until October 24, 1997, unless Employee becomes insured under other group coverage prior to October 24, 1997, in which case Employer's obligation in that regard shall cease.

     5. Within 40 days of the effective date of this Agreement, Employer shall pay Employee for unused sick and vacation time for 1997 in the amount of $5.520.

     6. Except for obligations arising pursuant to this Agreement, Employer and Employee hereby release and discharge each other from all civil liabilities, claims, causes of action, contracts, liabilities and obligations of any kind that one may owe to the other, or that one may claim against the other, whether known or unknown, reported or unreported, currently existing or arising in the future, which relate to matters occurring prior to the date of this Agreement.

     7. Employee shall have reasonable approval rights with regard to the wording of any press release related to the termination of his employment or his resignation as an officer or director, subject only to the Employer's SEC disclosure obligations.

     8. Employee shall make himself available, for no additional compensation, for telephone consultations with Employer from time to time, not to exceed a total of ten hours of the Employee's time after April 24, 1997. However, any assistance requested of Employee by Employer that requires more than a telephone consultation or which exceeds the four hour limit, will require Employee's prior consent and reasonable compensation.

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     9. Employer agrees not to contest any application Employee might make for unemployment compensation benefits.

     10. This Agreement constitutes the entire agreement between the parties. Each party represents to the other than no promises, inducements or representations were made to it that are not incorporated into this Agreement.

     11. Employee acknowledges that he has been advised to and has been given an opportunity to consult counsel of his choosing before executing this Agreement. Employee understands that this Agreement materially affects his legal rights. Employee represents to Employer that he understands this Agreement and all of its terms, and that he is executing this Agreement of his own free will and without duress of any kind.

/s/ JOHN A. GALEA                                        DATE: 4/24/97
--------------------                                    --------------------
    John A. Galea


/s/ EZRA COHEN                                           DATE: 4/24/97
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    Ezra Cohen, as President of
    Ezcony Interamerica Inc., as
    President of Ezcony International,
    Inc., as President of Ezcony
    Trading Corp., and as Secretary
    of New World Interactive, Inc.